Exhibit 5

OPINION OF COUNSEL

October 12, 2011

Dataram Corporation

777 Alexander Park, Suite 100

Princeton, New Jersey 08543

Re: Dataram Corporation - Registration Statement on Form S-8

Ladies and Gentlemen:

We are providing this opinion letter in our capacity as counsel to Dataram Corporation, a New Jersey corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the United States Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the registration of 200,000 shares of the common stock ("Common Stock") of the Company. These shares are issuable upon the exercise of options granted or to be granted under the Dataram Corporation 2011 Stock Option Plan.

You have requested that we render the opinion set forth in this letter and we are furnishing this opinion in accordance with the requirements of Part II, Item 8 of Form S-8 and Item 601(b) (5) (i) of Regulation S-K promulgated by the Commission under the Securities Act.

In connection with the foregoing registration, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Company’s Restated Certificate of Incorporation, as amended and restated to date (the “Certificate of Incorporation”), (iii) the Company’s By-Laws, as amended and/or restated to date (the “By-Laws”), (iv) certain resolutions of the Board of Directors of the Company relating to the Registration Statement, and (v) such other documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing, we are of the opinion that, upon issuance and delivery in accordance with the Registration Statement, and upon payment therefor in an amount not less than the par value thereof, such shares of Common Stock will be validly issued, fully paid and nonassessable.

Our opinions are limited to the laws of the state of New Jersey.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of New Jersey be changed by legislative action, judicial decision or otherwise.

Very truly yours,

DILLON, BITAR & LUTHER, L.L.C.

/s/ Dillon, Bitar & Luther, L.L.C.